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                                                                 Exhibit: 10.25J

April 15, 1999

Janex International, Inc.

Gentlemen:

In connection with the re-issuance of our report on our audit of the 1997 financial statements of Janex International, Inc. ("Janex" or the "Company"), and our consent to the inclusion of such report in the Company's Form 10-KSB and its ongoing filings with the Securities and Exchange Commission, you agree to indemnify and hold BDO Seidman, LLP, ("BDO") harmless from any and all liabilities, costs or expenses of any nature whatsoever, including legal fees incurred by us in defending ourselves in a lawsuit brought because of such re-issuance.

BDO agrees that it will promptly notify Janex of any filed or threatened claim within ten (10) days of such threat or receipt of notice of the commencement of an action. BDO further agrees that Janex may assume the defense of any such action with counsel reasonably satisfactory to BDO to be chosen by Janex. After such notice, Janex will not be liable to BDO for any legal fees subsequently incurred by BDO unless counsel employed by Janex to represent BDO reasonably concludes that there exists a conflict of interest that prevents such counsel from representing BDO.

Such indemnification is void and any advanced funds will be returned to Janex if a court, after adjudication, finds us liable for malpractice.

Very truly yours,

/s/ BDO Seidman, LLP
BDO Seidman, LLP

The foregoing is accepted:

By: /s/Fred B. Gretsch                                      Date: April 28, 1999
Its: Chief Financial Officer, Treasurer and Secretary